Exhibit 99.1
                                 NEWS RELEASE

FOR IMMEDIATE RELEASE	Investor Contact: Michael Russell, 419.627.2233
https://ir.cedarfair.com	Media Contact: Gary Rhodes, 704.249.6119

CEDAR FAIR REPORTS RECORD REVENUES FOR ITS 2022 FIRST QUARTER
•Early sales of season passes and other all-season products pacing well ahead of pre-pandemic levels
•Strong trends position the Company to reduce net leverage and renew its long-term track record of paying quarterly distributions and delivering superior value creation for unitholders
SANDUSKY, Ohio (May 4, 2022) -- Cedar Fair Entertainment Company (NYSE: FUN), a leader in regional amusement parks, water parks and immersive entertainment, today announced results for its first quarter ended March 27, 2022, and provided preliminary results and operating trends through May 1, 2022. Historically, first-quarter results represent less than 5% of the Company’s full-year net revenues as most parks and facilities are closed during the first quarter. As a result, the Company typically operates at a loss during its first fiscal quarter.
Based on preliminary results for the four-month period ended May 1, 2022, Cedar Fair recorded record net revenues of $193 million driven by strong attendance trends, continued record levels of in-park per capita spending, and improved out-of-park revenues. These preliminary results represent a 33%, or approximately $48 million, increase in net revenues compared with the four-month period ended May 5, 2019, which is the most recent comparable period when parks operated without COVID-19 disruption.
“Due to our outstanding recent performance, we have accelerated our post-pandemic recovery and are on pace to outperform our 2019 operating results,” said Cedar Fair President and CEO Richard A. Zimmerman. “As we head into the most important stretch of the 2022 operating season, we are pleased that the momentum that fueled our record first quarter revenues continued through April. Furthermore, our entire team is excited to maximize the full potential of our portfolio as we prepare to entertain guests across our properties without restrictions for the first time since 2019. As a result of our team’s excellent performance and the resilience of our business model, we are advancing our strategic goals of reducing net leverage and reinstating a quarterly distribution to unitholders by the third quarter of this year, if not sooner.”
Zimmerman added, “We are emerging from the pandemic stronger than ever, and the strategic decisions made over the past year position us well to renew Cedar Fair’s long-term track record of growth and value creation for our unitholders.”
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR REPORTS RECORD REVENUES FOR ITS 2022 FIRST QUARTER
May 4, 2022

Results for First Quarter 2022 Compared to First Quarter 2021
In May 2021, the Company opened all of its U.S. properties for the 2021 operating season on a staggered basis with capacity restrictions, guest reservations, and other operating protocols in place. The Company’s Canadian property, Canada’s Wonderland, reopened in July 2021, and the park operated with capacity restrictions in place throughout 2021. By comparison, the Company currently anticipates that all of its parks will return to their full operating calendars for the 2022 season without any operating restrictions. Five of its 13 properties opened, as planned, for the 2022 operating season in the first quarter of 2022. Given the material impact the coronavirus pandemic had on park operations in 2020 and 2021, results for the 2022 first quarter are not directly comparable to the first quarters of the last two years.
Operating days in the first quarter of 2022 totaled 130, compared with zero operating days in the first quarter of 2021 due to the pandemic’s impact on operations.
For the first quarter ended March 27, 2022, net revenues totaled $99 million versus $10 million for the first quarter of 2021. The increase in net revenues is attributable to a 130-operating-day increase in the current-year period. Meanwhile, in-park per capita spending in the quarter totaled $58.86, which reflects the continuation of very strong levels of guest spending across all key revenue categories. Because amusement park operations were suspended in the first quarter of 2021, there was no comparative in-park per capita spending for the prior-year period. Out-of-park revenues for the first quarter totaled $16 million compared with $10 million for first quarter of 2021, which included prior-period revenues from a culinary festival hosted by Knott’s Berry Farm in March 2021.
The operating loss of $84 million for the quarter was in line with the Company’s expectations and compares to an operating loss of $92 million in the prior-year quarter. The decrease in the first-quarter operating loss reflects a $73 million increase in 2022 operating costs and expenses compared with the prior-year quarter, offset by the $89 million increase in first-quarter net revenues. The increase in operating costs and expenses in the current year was in line with the Company’s expectations and was largely attributable to the increase in operating days in the period.
Depreciation and amortization expense, which is recognized over planned operating days, totaled $10 million in the first quarter of 2022, up $8 million from the prior-year period due primarily to the increase in operating days in the current quarter. A loss on impairment/retirement of fixed assets of $2 million was recorded in both the current and prior-year periods, the result of retirement of assets in the normal course of business.
Interest expense for the first quarter totaled $38 million, a decrease of $6 million from the prior-year first quarter due to the Company’s redemption of its 2024 senior notes in December 2021. The net effect of the Company’s
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR REPORTS RECORD REVENUES FOR ITS 2022 FIRST QUARTER
May 4, 2022

swaps resulted in a $14 million benefit to earnings during the first quarter of 2022, compared with a $4 million benefit in the same period a year ago. The difference reflects the change in fair value in the Company’s swap portfolio. During the prior year first quarter, the Company also recognized a $6 million net benefit to earnings for foreign currency gains and losses related to the 2024 senior notes which were U.S.-dollar denominated notes recorded at a Canadian entity.
During the first three months of 2022, a benefit for taxes of $19 million was recorded to account for publicly traded partnership taxes and income taxes on the Company’s corporate subsidiaries, compared to a benefit for taxes of $16 million in the first quarter of 2021.
After the items above, the Company reported a first quarter net loss of $89 million, or $1.56 per diluted LP unit. This compares to a first quarter 2021 net loss of $110 million, or $1.95 per diluted LP unit. The smaller net loss in the most recent quarter was directly attributable to the Company’s ability to fully operate parks in the period and the related increases in attendance and revenues.
Adjusted EBITDA(1), which management believes is a meaningful measure of the Company’s park-level operating results, for the 2022 first quarter was a loss of $68 million, an improvement of $15 million, or 18%, when compared with an Adjusted EBITDA loss of $84 million for the first quarter of 2021. The smaller Adjusted EBITDA loss in the current-year first quarter when compared with the first quarter of 2021 reflects the impact of COVID-19-related park closures on 2021 first quarter results and the related improvement in attendance, in-park per capita spending, and out-of-park revenues in early 2022.
(1) For additional information regarding Adjusted EBITDA, including how the Company defines and uses Adjusted EBITDA, see the attached reconciliation table and related footnotes.
Balance Sheet and Liquidity Update
Deferred revenues as of March 27, 2022, including non-current deferred revenue, totaled $234 million, representing an increase of $36 million, or 18%, when compared to Dec. 31, 2021. As of March 27, 2022, the Company had cash on hand of $50 million and $234 million available under its revolving credit facility, net of $125 million of outstanding borrowings and $16 million of letters of credit, for total liquidity of $284 million. This total does not reflect receipt of outstanding U.S. federal tax refunds totaling approximately $80 million, which the Company expects to receive in 2022. The $284 million of total liquidity at the end of the first quarter compares to $420 million of total liquidity at the end of calendar year 2021. Net debt(2) as of March 27, 2022, totaled $2.6 billion.
(2) Net debt is calculated as total debt of $2.6 billion plus debt issuance costs of $42 million less cash on hand of $50 million. Management believes net debt is a meaningful measure used to monitor leverage.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR REPORTS RECORD REVENUES FOR ITS 2022 FIRST QUARTER
May 4, 2022

2022 Outlook
By the end of May, the Company expects that all parks within its portfolio will have opened as planned, at full capacity, and without operating restrictions for the first time since the 2019 season. Meanwhile, the newly renovated Castaway Bay and Sawmill Creek resorts will reopen May 6 and June 13, respectively. Revenues in 2022 from both of these resort properties will be incremental to total out-of-park revenues reported last year.
As part of the Company’s planned 2022 capital investment program of $200-215 million, Cedar Fair expects to make improvements to every park in its portfolio. Of the total program, approximately $40 million is being used to renovate Castaway Bay and Sawmill Creek near Cedar Point, while $25 million will be allocated to complete a full renovation of the Knott’s Hotel over the next 12-15 months. Another $60 million of the 2022 capital program is being directed to expand or upgrade in-park culinary offerings and to improve food delivery systems. These high-priority updates are considered essential to meet evolving guest expectations and are designed to drive in-park guest spending in the near term, as well as continued organic growth over the long term. The balance of the capital program is earmarked for traditional investments in new rides, attractions and events designed to drive visitation, as well as technology and park infrastructure enhancements aimed at improving the overall guest experience.
Cedar Fair expects a strong 2022 season as it benefits from healthy long-lead indicators heading into the second quarter, including resort bookings which are trending well ahead of pre-pandemic levels, and strong sales of season pass and other advance-purchase products. Through the end of April, season pass sales were up $59 million versus comparable 2019 levels, while sales of all-season “add-on” products were collectively up $17 million. As the Company approaches its busiest part of the 2022 season, Cedar Fair’s business intelligence team continues to apply dynamic pricing strategies during periods of peak demand, while its park teams maintain disciplined cost management to mitigate inflationary pressure.
“We expect compelling revenue growth in 2022 as we build on our previously announced initiatives to drive strong attendance and in-park purchases, price into demand, and create a more flexible, resilient Cedar Fair,” said Zimmerman. “We expect to continue increasing margins with revenue growth outpacing operating costs and expenses, even as we further improve our parks and maintain staffing levels. Our foresight last year to quickly act on the structural shift within the labor market has greatly improved our ability to attract and retain seasonal associates and moderate seasonal labor rates. We are also very pleased with the continued strength of our advance-purchase products, including our season pass programs, which drive more than 50% of our annual attendance and have always been a reliable long-lead indicator of consumer demand and revenue growth for the upcoming season.”
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR REPORTS RECORD REVENUES FOR ITS 2022 FIRST QUARTER
May 4, 2022

Zimmerman continued, “2022 is poised to be a watershed year for Cedar Fair as well as the entire industry. As millions of guests return to Cedar Fair’s parks to enjoy our wholesome brand of family friendly entertainment, I am confident we have made the right decisions, taken the appropriate steps and positioned the Company the right way to reestablish our historical record of growth and consistent unitholder returns over the long term.”
Conference Call
As previously announced, the Company will host a conference call with analysts starting at 10 a.m. ET today, May 4, 2022, to further discuss its recent financial performance. Participants on the call will include Cedar Fair President and CEO Richard Zimmerman, Executive Vice President and CFO Brian Witherow and Corporate Director of Investor Relations Michael Russell.
Investors and all other interested parties can access a live, listen-only audio webcast of the call on the Cedar Fair Investors website at https://ir.cedarfair.com under the tabs Investor Information / Events & Presentations / Upcoming Events. Those unable to listen to the live webcast can access a recorded version of the call on the Cedar Fair Investors website at https://ir.cedarfair.com under Investor Information / Events and Presentations / Past Events, shortly after the live call’s conclusion.
A replay of the call is also available by phone starting at approximately 1 p.m. ET on Wednesday, May 4, 2022, until 11:59 p.m. ET, Wednesday, May 18, 2022. To access the phone replay, please dial (800) 770-2030 or (647) 362-9199, followed by the Conference ID # 3720518.
About Cedar Fair
Cedar Fair, L.P. (NYSE: FUN), one of the largest regional amusement-resort operators in the world, is a publicly traded partnership headquartered in Sandusky, Ohio. Focused on its mission to make people happy by providing fun, immersive, and memorable experiences, the Company owns and operates 13 properties, consisting of 11 amusement parks, four separately gated outdoor water parks, and resort accommodations totaling more than 2,300 rooms and more than 600 luxury RV sites. Cedar Fair’s parks are located in Ohio, California, North Carolina, South Carolina, Virginia, Pennsylvania, Minnesota, Missouri, Michigan, Texas and Toronto, Ontario.
Forward-Looking Statements
Some of the statements contained in this news release that are not historical in nature constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements as to the Company's expectations, beliefs, goals, and strategies regarding the future. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond our control and could cause actual results to differ materially from those described in such
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR REPORTS RECORD REVENUES FOR ITS 2022 FIRST QUARTER
May 4, 2022

statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct, including timing of any debt paydown or payment of partnership distributions, or that the Company's growth strategies will achieve the target results. Important factors, including the impacts of the COVID-19 pandemic, general economic conditions, adverse weather conditions, competition for consumer leisure time and spending, unanticipated construction delays, changes in the Company’s capital investment plans and projects and other factors discussed from time to time by the Company in its reports filed with the Securities and Exchange Commission (the “SEC”) could affect attendance at the Company’s parks, as well as the timing of any debt paydown or payment of partnership distributions, and the Company's growth strategies, and cause actual results to differ materially from the Company's expectations or otherwise to fluctuate or decrease. Additional information on risk factors that may affect the business and financial results of the Company can be found in the Company's Annual Report on Form 10-K and in the filings of the Company made from time to time with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether a result of new information, future events, information, circumstances or otherwise that arise after the publication of this document.
This news release and prior releases are available under the News tab at http://ir.cedarfair.com

- more -
(financial tables follow)
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR REPORTS RECORD REVENUES FOR ITS 2022 FIRST QUARTER
May 4, 2022

CEDAR FAIR, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)

	Three months ended
	March 27, 2022	March 28, 2021
Net revenues:
Admissions	$49,436	$—
Food, merchandise and games	36,715	7,246
Accommodations, extra-charge products and other	12,684	2,496
	98,835	9,742
Costs and expenses:
Cost of food, merchandise, and games revenues	10,824	2,306
Operating expenses	119,850	66,154
Selling, general and administrative	40,786	30,350
Depreciation and amortization	9,599	1,453
Loss on impairment / retirement of fixed assets, net	1,548	1,539
Gain on sale of investment	—	(2)
	182,607	101,800
Operating loss	(83,772)	(92,058)
Interest expense	38,123	44,096
Net effect of swaps	(14,202)	(3,562)
Loss on early debt extinguishment	—	4
Loss (gain) on foreign currency	15	(5,805)
Other income	(49)	(78)
Loss before taxes	(107,659)	(126,713)
Benefit for taxes	(19,150)	(16,297)
Net loss	(88,509)	(110,416)
Net loss allocated to general partner	(1)	(1)
Net loss allocated to limited partners	$(88,508)	$(110,415)

CEDAR FAIR, L.P.
UNAUDITED BALANCE SHEET DATA
(In thousands)

	March 27, 2022	March 28, 2021
Cash and cash equivalents	$49,963	$271,730
Total assets	$2,350,300	$2,627,661
Long-term debt, including current maturities:
Revolving credit loans	$125,000	$—
Term debt	259,246	255,866
Notes	2,262,830	2,701,615
	$2,647,076	$2,957,481
Total partners' deficit	$(787,581)	$(780,610)
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR REPORTS RECORD REVENUES FOR ITS 2022 FIRST QUARTER
May 4, 2022

CEDAR FAIR, L.P.
RECONCILIATION OF ADJUSTED EBITDA
(In thousands)

	Three months ended
	March 27, 2022	March 28, 2021	March 31, 2019
Net loss	$(88,509)	$(110,416)	$(83,673)
Interest expense	38,123	44,096	20,920
Interest income	(42)	(13)	(233)
Benefit for taxes	(19,150)	(16,297)	(19,985)
Depreciation and amortization	9,599	1,453	13,589
EBITDA	(59,979)	(81,177)	(69,382)
Loss on early debt extinguishment	—	4	—
Net effect of swaps	(14,202)	(3,562)	6,379
Non-cash foreign currency loss (gain)	14	(5,804)	(8,664)
Non-cash equity compensation expense	3,658	5,369	2,543
Loss on impairment / retirement of fixed assets, net	1,548	1,539	1,424
Gain on sale of investment	—	(2)	(617)
Other (1)	545	11	159
Adjusted EBITDA (2)	$(68,416)	$(83,622)	$(68,158)

(1)    Consists of certain costs as defined in the Company's current and prior credit agreements. These items are excluded from the calculation of Adjusted EBITDA and have included certain legal expenses and severance expenses. This balance also includes unrealized gains and losses on short-term investments.

(2)    Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, other non-cash items, and adjustments as defined in our current and prior credit agreements. The Company believes Adjusted EBITDA is a meaningful measure as it is widely used by analysts, investors and comparable companies in our industry to evaluate our operating performance on a consistent basis, as well as more easily compare our results with those of other companies in our industry. Further, management believes Adjusted EBITDA is a meaningful measure of park-level operating profitability and we use it for measuring returns on capital investments, evaluating potential acquisitions, determining awards under incentive compensation plans, and calculating compliance with certain loan covenants. Adjusted EBITDA is provided as a supplemental measure of our operating results and is not intended to be a substitute for operating income, net income or cash flows from operating activities as defined under generally accepted accounting principles. In addition, Adjusted EBITDA may not be comparable to similarly titled measures of other companies.
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR REPORTS RECORD REVENUES FOR ITS 2022 FIRST QUARTER
May 4, 2022

CEDAR FAIR, L.P.
KEY OPERATIONAL MEASURES
(In thousands, except per capita and operating day amounts)

	Three months ended
	March 27, 2022	March 28, 2021	March 31, 2019
Attendance	1,453	—	1,175
In-park per capita spending (1)	$58.86	$—	$46.13
Out-of-park revenues (1)	$16,492	$10,147	$14,761
Operating days	130	—	101
(1)    In-park per capita spending is calculated as revenues generated within our amusement parks and separately gated outdoor water parks along with related tolls and parking revenues (in-park revenues), divided by total attendance. Out-of-park revenues are defined as revenues from resort, out-of-park food and retail locations, marina, sponsorship, online transaction fees charged to customers and all other out-of-park operations. A reconciliation of out-of-park revenues to net revenues for the periods presented is as follows:

	Three months ended
(In thousands)	March 27, 2022	March 28, 2021	March 31, 2019
In-park revenues	$85,535	$—	$54,213
Out-of-park revenues	16,492	10,147	14,761
Concessionaire remittance	(3,192)	(405)	(1,997)
Net revenues	$98,835	$9,742	$66,977

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233